For Immediate Release

Contact:	Mark Doheny Director, Investor Relations 713-209-8484 Mark.Doheny@cooperindustries.com	Exhibit 99.1

Cooper Industries Reports Second Quarter Earnings of $.80 Per Share, Excluding Non-Cash Loss
on Previously Announced Tools Joint Venture, an Increase of 51 Percent Compared to Last Year

Second Quarter Core Revenues Increase 4.8 Percent

Dublin, Ireland, July 22, 2010 – Cooper Industries plc (NYSE: CBE) reported second quarter 2010 earnings per share of $.80 (diluted), excluding a non-cash after-tax charge of $93.7 million or $.55 per share related to the formation of the previously announced Tools Joint Venture, compared with $.53 per share for the second quarter of 2009. Including this non-cash loss, the second quarter 2010 earnings per share was $.25 per share. Second quarter 2010 revenues increased 5.3 percent to $1.34 billion, compared with $1.27 billion for the same period last year. Core revenues were 4.8 percent higher than comparable prior year with minimal impact for currency translation compared to the prior year quarter and acquisitions adding 0.5 percent for the quarter.

“In the second quarter, for the first time in 18 months, we delivered core revenue growth as our industrial businesses remained strong, emerging markets continued to grow and our longer cycle businesses gained momentum. Our intense cost management across the company and the favorable impact from previous resizing efforts allowed us to deliver strong incremental earnings growth as adjusted earnings per share increased 51 percent,” said Cooper Industries’ Chairman and Chief Executive Officer Kirk S. Hachigian.

During the first half of 2010 Cooper generated $222.5 million in free cash flow, our second best first half performance in the Company’s history. Our total debt net of cash as of June 30, 2010 totaled $503.3 million. “Our global teams continue to deliver solid free cash flow, a result of our improved earnings performance and continued working capital efficiency. We are anticipating continuing this performance in the second half and remain confident that 2010 will be the tenth consecutive year that we will generate free cash flow in excess of recurring income,” said Hachigian.

Revenues for the first six months of 2010 were $2.57 billion, a 1.5 percent increase from the $2.53 billion in revenues for the first six months of 2009. For the first six months of 2010, net income excluding the loss on the Tools Joint venture was $253.9 million, compared with $170.5 million from continuing operations for the prior year’s first six months. Diluted earnings per share, excluding the non-cash charge related to the Tools Joint Venture, were $1.50 compared with prior year’s $1.01 from continuing operations.

On July 6, 2010, Cooper announced the completion of the Joint Venture, named Apex Tool Group, LLC. Cooper and Danaher Corporation each own a 50 percent interest in the Joint Venture. The Tools assets and liabilities to be contributed to the Joint Venture in July 2010 have been reclassified to separate lines in the accompanying consolidated balance sheets. The second quarter 2010 results include a non-cash after-tax charge of $93.7 million or $.55 per share primarily related to the recognition of cumulative translation losses included in other nonowner changes in equity through the income statement.

During the first quarter of 2009 Cooper recognized a gain from discontinued operations of $18.9 million (net of tax of $12.0 million) or $.11 per share from negotiated insurance coverage settlements consummated in the first quarter of 2009 that were not previously recognized.

Segment Results
Energy & Safety Solutions segment revenues for the second quarter of 2010 increased 0.8 percent to $614.4 million, compared with $609.7 million in the second quarter 2009. Cores revenues were 0.6 percent higher than comparable prior year periods with currency translation decreasing reported revenues 0.9 percent and acquisitions adding 1.1 percent for the second quarter. Segment operating earnings were $103.7 million, an increase of 16 percent from the $89.4 million in the prior year’s second quarter. Segment operating margin increased 220 basis points to 16.9 percent for the second quarter 2010, compared to the second quarter of 2009.

Revenues for the first six months of 2010 decreased 2.6 percent to $1.18 billion, compared to $1.22 billion for the same period last year. Segment operating earnings for the first half of 2010 increased to $199.8 million compared to $179.6 million in the prior-year period.

Electrical Products Group segment revenues for the second quarter of 2010 increased 6.9 percent to $557.6 million, compared with $521.4 million in the second quarter 2009. Core revenues were 6.4 percent higher than comparable prior year periods with currency translation increasing reported results 0.5 percent for the second quarter. Segment operating earnings were $82.6 million, an increase of 29 percent from the $64.1 million in the prior year’s second quarter. Segment operating margin increased 250 basis points to 14.8 percent for the second quarter of 2010, compared to the second quarter of 2009.

Revenues for the first six months of 2010 increased 2.3 percent to $1.07 billion, compared to $1.05 billion for the same period last year. Segment operating earnings for the first half of 2010 increased to $156.1 million compared to $113.9 million in the prior-year period.

Tools segment revenues for the second quarter of 2010 were $164.7 million, an increase of 18.8 percent from 2009 second quarter revenues of $138.7 million. Excluding the effects of currency translation, which increased reported revenues in the quarter by 2.1 percent, core revenues for the quarter were 16.7 percent higher than 2009 second quarter. Segment operating earnings were $21.1 million, compared to $2.9 million for the second quarter 2009. Segment operating margin for the second quarter 2010 was 12.8 percent compared to 2.1 percent for the comparable prior year period.

Revenues for the first six months of 2010 increased 17.4 percent to $311.2 million, compared to $265.0 million for the same period last year. Segment operating earnings for the first half of 2010 increased to $33.1 million compared to a $1.0 million loss in the prior-year period.

Outlook
“While we are encouraged by improving conditions in our end markets, we remain cautious about the global economic recovery and will continue to stay focused on cost management, funding strategic core investments and delivering solid incremental earnings growth. Long-term, we remain optimistic about the future of our electrical products portfolio and our diverse end market exposure that allows us to capitalize on emerging technologies and key market trends. Additionally, our strong balance sheet provides us great strategic flexibility,” commented Hachigian.

“For 2010 we are increasing our EPS guidance for continuing operations to $2.95 to $3.10, excluding the loss from the formation of the Tools Joint Venture. Our revised guidance now includes approximately $.06 per share of purchase accounting charges related to the Tools Joint Venture. This guidance assumes full-year revenue growth of 1 to 4 percent adjusted for the deconsolidation of the Tools segment. For the third quarter of 2010 we expect earnings per share of $.75 to $.80 with revenue up 2 to 5 percent compared to the third quarter of 2009, adjusted for the deconsolidation of the Tools segment. The third quarter guidance includes additional restructuring charges of $.01 to $.02 per share,” said Hachigian.

About Cooper Industries
Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2009 revenues of $5.1 billion. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has seven operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com.

Comparisons of 2010 and 2009 second quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations, and the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.

Conference Call

Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s second quarter 2010 performance. Those interested in hearing the conference call may listen via telephone by dialing (800) 706-7745 using pass code 52224377, or over the Internet in the “Investors” section of the company website, www.cooperindustries.com. International callers should dial (617) 614-3472 and use pass code 52224377.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the “Investors” section of the Company’s website, www.cooperindustries.com.

Informational exhibits concerning the Company’s second quarter performance that may be referred to during the conference call will be available in the “Investors” section of the Company’s website, www.cooperindustries.com prior to the beginning of the call.

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended June 30,
	2010	2009
	(in millions where applicable)

Revenues	$1,336.7	$1,269.8

Cost of sales	895.0	885.0
Selling and administrative expenses	255.6	249.4
Loss related to contribution of net assets to Tools JV	134.5	—
Restructuring charges	3.0	10.4

Operating earnings	48.6	125.0

Interest expense, net	11.5	16.3

Income before income taxes	37.1	108.7
Income taxes	(4.5)	19.4

Net income	$41.6	$89.3

Net Income Per Common share:
Basic	$.25	$.53
Diluted	$.25	$.53

Shares Utilized in Computation of Income Per Common Share:
Basic	167.8 million	166.9 million
Diluted	169.7 million	168.0 million

PERCENTAGE OF REVENUES

	Quarter Ended June 30,
	2010	2009
Revenues	100.0%	100.0%
Cost of sales	67.0%	69.7%
Selling and administrative expenses	19.1%	19.6%
Operating earnings	3.6%	9.8%
Income from operations before income taxes	2.8%	8.6%
Net income	3.1%	7.0%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended June 30
Segment Information

	Quarter Ended June 30,
	2010	2009
	(in millions)

Revenues:

Energy & Safety Solutions	$614.4	$609.7
Electrical Products Group	557.6	521.4
Tools	164.7	138.7

Total	$1,336.7	$1,269.8

Segment Operating Earnings:
Energy & Safety Solutions	$103.7	$89.4
Electrical Products Group	82.6	64.1
Tools	21.1	2.9

Total Segment Operating Earnings	207.4	156.4

General Corporate Expense	21.3	21.0
Loss related to contribution of net assets to Tools JV	134.5	—
Restructuring charges	3.0	10.4
Interest expense, net	11.5	16.3

Income before income taxes	$37.1	$108.7

	Quarter Ended June 30,
	2010	2009
Return on Sales:
Energy & Safety Solutions	16.9%	14.7%
Electrical Products Group	14.8%	12.3%
Tools	12.8%	2.1%
Total Segments	15.5%	12.3%

Impact of Unusual Items

	Income before	Income		Net Income Per
	Income Taxes	Taxes	Net Income	Common Share
				Basic	Diluted

Reported three months ended June 30, 2010	$37.1	$(4.5)	$41.6	$.25	$.25
Loss related to net assets contributed to JV	134.5	40.8	93.7	.56	.55

Sub-total	$171.6	$36.3	$135.3	$.81	$.80
Restructuring charges	3.0	0.6	2.4	.01	.01

Excluding adjustments	$174.6	$36.9	$137.7	$.82	$.81

Reported three months ended June 30, 2009	$108.7	$19.4	$89.3	$.53	$.53
Restructuring charges	10.4	1.9	8.5	.05	.05

Excluding adjustments	$119.1	$21.3	$97.8	$.58	$.58

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CONSOLIDATED RESULTS OF OPERATIONS

	Six Months Ended June 30,
	2010	2009
	(in millions where applicable)

Revenues	$2,565.3	$2,526.6

Cost of sales	1,716.1	1,769.8
Selling and administrative expenses	500.4	506.3
Loss related to contribution of net assets to Tools JV	134.5	—
Restructuring charges	6.5	19.2

Operating earnings	207.8	231.3

Interest expense, net	23.9	31.5

Income from continuing operations before income taxes	183.9	199.8
Income taxes	23.7	29.3

Income from continuing operations	160.2	170.5
Income related to discontinued operations (net of income taxes)	—	18.9

Net income	$160.2	$189.4

Net Income Per Common share:
Basic:
Continuing operations	$.96	$1.02
Discontinued operations	—	.11

Net Income	$.96	$1.13

Diluted:
Continuing operations	$.95	$1.01
Discontinued operations	—	.11

Net Income	$.95	$1.12

Shares Utilized in Computation of Income Per Common Share:
Basic	167.7 million	167.1 million
Diluted	169.6 million	168.1 million

PERCENTAGE OF REVENUES

	Six Months Ended June 30,
	2010	2009
Revenues	100.0%	100.0%
Cost of sales	66.9%	70.0%
Selling and administrative expenses	19.5%	20.0%
Operating earnings	8.1%	9.2%
Income from continuing operations before income taxes	7.2%	7.9%
Income from continuing operations	6.2%	6.7%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Six Months Ended June 30
Segment Information

	Six Months Ended June 30,
	2010	2009
	(in millions)
Revenues:

Energy & Safety Solutions	$1,184.3	$1,216.3
Electrical Products Group	1,069.8	1,045.3
Tools	311.2	265.0

Total	$2,565.3	$2,526.6

Segment Operating Earnings:
Energy & Safety Solutions	$199.8	$179.6
Electrical Products Group	156.1	113.9
Tools	33.1	(1.0)

Total Segment Operating Earnings	389.0	292.5

General Corporate Expense	40.2	42.0
Loss related to contribution of net assets to Tools JV	134.5	—
Restructuring charges	6.5	19.2
Interest expense, net	23.9	31.5

Income from continuing operations before income taxes	$183.9	$199.8

	Six Months Ended June 30,
	2010	2009

Return on Sales:
Energy & Safety Solutions	16.9%	14.8%
Electrical Products Group	14.6%	10.9%
Tools	10.6%	-0.4%
Total Segments	15.2%	11.6%

Impact of Unusual Items

	Income From
	Continuing			Continuing
	Operations		Income from	Operations
	before	Income	Continuing	Net Income Per
	Income Taxes	Taxes	Operations	Common Share
				Basic	Diluted

Reported six months ended June 30, 2010	$183.9	$23.7	$160.2	$.96	$.95
Loss related to net assets contributed to JV	134.5	40.8	93.7	.56	.55

Sub-total	$318.4	$64.5	$253.9	$1.52	$1.50
Restructuring charges	6.5	1.3	5.2	.03	.03

Excluding adjustments	$324.9	$65.8	$259.1	$1.55	$1.53

Reported six months ended June 30, 2009	$199.8	$29.3	$170.5	$1.02	$1.01
Restructuring charges	19.2	3.7	15.5	.09	.09
Tax Benefits	—	8.4	(8.4)	(.05)	(.05)

Excluding adjustments	$219.0	$41.4	$177.6	$1.06	$1.05

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	June 30,	December 31,
	2010	2009
	(in millions)
ASSETS
Cash and cash equivalents	$432.0	$381.6
Receivables, less allowances	777.2	697.7
Inventories	448.7	423.9
Current discontinued operations receivable	14.2	12.7
Other current assets	204.2	210.1

Total current assets	1,876.3	1,726.0

Property, plant and equipment, less accumulated depreciation	584.6	639.0
Goodwill	2,285.5	2,338.3
Other intangible assets, less accumulated amortization	314.4	306.8
Assets to be contributed to Tools joint venture	590.8	588.9
Long-term discontinued operations receivable	151.6	166.6
Other noncurrent assets	260.7	218.8

Total assets	$6,063.9	$5,984.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$10.0	$9.4
Accounts payable	417.0	347.5
Accrued liabilities	460.4	460.6
Current discontinued operations liability	42.2	43.4
Current maturities of long-term debt	2.3	2.3

Total current liabilities	931.9	863.2

Long-term debt	923.0	922.7
Liabilities to be contributed to Tools joint venture	145.7	140.1
Long-term discontinued operations liability	727.6	741.1
Other long-term liabilities	301.7	354.0

Total liabilities	3,029.9	3,021.1

Common stock, $.01 par value	1.7	1.7
Retained earnings	3,382.0	3,254.1
Treasury stock	(103.9)	(12.5)
Accumulated other nonowner changes in equity	(245.8)	(280.0)

Total shareholders’ equity	3,034.0	2,963.3

Total liabilities and shareholders’ equity	$6,063.9	$5,984.4

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Six Months Ended June 30,
	2010	2009
	(in millions)
Cash flows from operating activities:
Net income	$160.2	$189.4
Adjust: Income related to discontinued operations	—	(18.9)

Income from continuing operations	160.2	170.5
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	74.0	71.2
Deferred income taxes	(34.8)	(9.3)
Excess tax benefits from stock options and awards	(4.6)	2.1
Loss related to contribution of net assets to Tools JV	134.5	—
Restructuring charges	6.5	19.2
Changes in assets and liabilities(1)
Receivables	(109.2)	128.1
Inventories	(40.2)	108.8
Accounts payable and accrued liabilities	62.7	(194.3)
Discontinued operations assets and liabilities, net	(1.2)	33.0
Other assets and liabilities, net	3.9	46.8

Net cash provided by operating activities	251.8	376.1

Cash flows from investing activities:
Proceeds from short-term investments	—	9.3
Capital expenditures	(30.2)	(55.9)
Cash paid for acquired businesses	(20.6)	(22.2)
Proceeds from sales of property, plant and equipment and other	0.9	1.1

Net cash used in investing activities	(49.9)	(67.7)

Cash flows from financing activities:
Repayments of debt, net	0.7	(21.9)
Dividends	(87.0)	(84.0)
Purchases of common shares	—	(26.0)
Purchases of treasury shares	(91.4)	—
Excess tax benefits from stock options and awards	4.6	(2.1)
Proceeds from exercise of stock options and other	30.7	3.5

Net cash used in financing activities	(142.4)	(130.5)

Effect of exchange rate changes on cash and cash equivalents	(9.1)	13.5

Increase in cash and cash equivalents	50.4	191.4
Cash and cash equivalents, beginning of period	381.6	258.8

Cash and cash equivalents, end of period	$432.0	$450.2

(1) Net of the effects of translation and acquisitions

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	June 30,	December 31,
	2010	2009
	(in millions where applicable)

Short-term debt	$10.0	$9.4
Current maturities of long-term debt	2.3	2.3
Long-term debt	923.0	922.7

Total debt	935.3	934.4
Total shareholders’ equity	3,034.0	2,963.3

Total capitalization	$3,969.3	$3,897.7

Total debt-to-total-capitalization ratio	23.6%	24.0%

Total debt	$935.3	$934.4
Less: Cash and cash equivalents	432.0	381.6

Net debt	$503.3	$552.8

Total capitalization	$3,969.3	$3,897.7
Less: Cash and cash equivalents	432.0	381.6

Total capitalization net of cash	$3,537.3	$3,516.1

Net debt-to-total-capitalization ratio	14.2%	15.7%

Free Cash Flow Reconciliation

	Six Months Ended June 30,
	2010	2009
	(in millions)
Net cash provided by operating activities	$251.8	$376.1
Less capital expenditures	(30.2)	(55.9)
Add proceeds from sales of property, plant	0.9	1.1
and equipment and other

Free cash flow	$222.5	$321.3